Exhibit 99.1

Pharmacyclics Reports Second Quarter 2013 Results

SUNNYVALE, CA, July 31, 2013

Pharmacyclics, Inc. (the “Company”) (Nasdaq: PCYC) today reported financial results and recent developments for its quarter ended June 30, 2013.

Financial Results for the Three and Six Months Ended June 30, 2013

Non-GAAP net income reported for the quarter ended June 30, 2013 was $19.2 million, or $0.26 and $0.25 net income per basic and diluted share, respectively, compared to non-GAAP net loss of $15.1 million, or $0.22 net loss per basic and diluted share for the quarter ended June 30, 2012. Non-GAAP net loss reported for the six months ended June 30, 2013 was $9.1 million, or $0.13 net loss per share, compared to non-GAAP net loss of $24.4 million or $0.35 net loss per share for the six months ended June 30, 2012. See “Use of Non-GAAP Financial Measures” below for a description of our non-GAAP measures. Reconciliation between certain generally accepted accounting principles (“GAAP”) and non-GAAP measures is provided at the end of this press release.

GAAP net income for the quarter ended June 30, 2013 was $12.4 million, or $0.17 and $0.16 net income per basic and diluted share, respectively. This includes stock-based compensation expense of $6.9 million. For the quarter ended June 30, 2012, GAAP net loss was $16.9 million, or $0.24 net loss per share. This includes stock-based compensation expense of $1.8 million. For the six months ended June 30, 2013, GAAP net loss was $39.6 million, or $0.55 net loss per basic and diluted share, compared to GAAP net loss of $29.7 million, or $0.43 loss per basic and diluted share for the six months ended June 30, 2012. Included in GAAP net loss for the six months ended June 30, 2013 and June 30, 2012 was stock-based compensation expense of $30.4 million and $5.3 million, respectively.

Revenue for the quarter ended June 30, 2013 was $54.7 million compared to $2.1 million for the quarter ended June 30, 2012. The increase in revenue was primarily due to the Company earning a $50 million milestone payment during the quarter ended June 30, 2013 under its collaboration and license agreement (the “Agreement”) with Janssen Biotech, Inc. and its affiliates (“Janssen”). The $50 million milestone was earned on April 11, 2013 as a result of the enrollment of a fifth patient in a study using ibrutinib (PCI-32765) as a monotherapy versus chlorambucil in elderly patients with newly diagnosed chronic lymphocytic leukemia (CLL)/small lymphocytic lymphoma (SLL). Revenue for the six months ended June 30, 2013 was $57.5 million, compared to $4.1 million for the six months ended June 30, 2012.

To date, the Company has received four milestone payments from Janssen of $50 million each, totaling $200 million, under the Agreement. The Company may receive up to an additional $625 million ($50 million for development progress, $225 million for regulatory progress and $350 million for regulatory approval) in development and regulatory milestone payments, however, clinical development entails risks and the Company has no assurance as to whether or when the milestone targets might be achieved.

The Agreement with Janssen includes a cost sharing arrangement for certain development activities. In general, Janssen is responsible for approximately 60% of development costs and the Company is responsible for 40% of development costs. The Agreement with Janssen also provides for a $50 million annual cap of the Company’s share of development costs and pre-tax commercialization losses for each calendar year.

GAAP operating expenses were $42.7 million for the quarter ended June 30, 2013, compared to $19.6 million for the quarter ended June 30, 2012. During the three months ended June 30, 2013, the Company exceeded the $50 million annual cap on the Company’s share of development costs and pre-tax commercialization losses by $20.4 million. The Company recognizes amounts incurred in excess of the annual cap (“Excess Amounts”) as a reduction to operating expenses. For the three months ended June 30, 2013, the Company recognized $20.4 million of Excess Amounts as a $17.4 million reduction to research and development expense and a $3.0 million reduction to general and administrative expense.

GAAP operating expenses were $98.5 million for the six months ended June 30, 2013, compared to $39.5 million for the six months ended June 30, 2012. For the six months ended June 30, 2013, the Company recognized $20.4 million of Excess Amounts as a $17.4 million reduction to research and development expense and $3.0 million reduction to general and administrative expense. Under the Agreement, Janssen will fund maximum Excess Amounts of $225 million, which includes interest of $25 million. To date, the Company has recorded Excess Amounts of $38.5 million. The Company recognizes Excess Amounts as a reduction to operating expenses as the Company’s repayment of Excess Amounts to Janssen is contingent and would become payable only after the third profitable calendar quarter for the product.  Further, Excess Amounts shall be reimbursable only from the Company’s share of pre-tax profits (if any) after the third profitable calendar quarter for the product.

As of June 30, 2013, the Company had cash, cash equivalents and marketable securities of $505.0 million, compared with $317.1 million as of December 31, 2012. As previously announced on July 10, 2013, the Company submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for the investigational oral Bruton's tyrosine kinase (BTK) inhibitor, ibrutinib, for two relapsed/refractory B-cell malignancy indications: mantle cell lymphoma (MCL) and CLL/SLL. Upon acceptance of such filing by the FDA, the Company would be entitled to receive from Janssen $75 million in regulatory milestone payments.

The Company expects to end 2013 in excess of $550 million in cash, cash equivalents, marketable securities and receivables due from our collaboration partner, which includes the $75 million of milestone payments that would be earned upon acceptance of the filing by the FDA.

The Company expects non-GAAP net income/loss to be near break-even for the full year ending December 31, 2013 which includes the reduction of expenses related to the assumption of Excess Amounts by Janssen.

“Over the past five months, we have been steadily and inexorably building the commercial personnel infrastructure that ensures Pharmacyclics has highly professional and competent Marketing, Medical Affairs, Drug Safety and Clinical Sales teams.  I am pleased to announce that we have completed the hiring process and we are now integrating our new team members into our culture and vision to ensure Pharmacyclics will be commercial ready on a timely basis,” said Bob Duggan, CEO & Chairman of Pharmacyclics. “We have entered into a very exciting chapter for the company and for our ibrutinib partner, Janssen, who has been a tremendous support in this process. Just 4 years ago we dosed our first patient with ibrutinib and since have explored its potential in most of the B-cell malignancies with Phase II and Phase III studies. Ibrutinib’s success has been continuously evolving with three Breakthrough Therapy Designations announced earlier this year, two publications in the prestigious New England Journal of Medicine in June and the filing of our first NDA for ibrutinib with the Food and Drug Administration just a few weeks back. We are making very steady progress in our goal to advance science and drug development in the hopes of making a significant difference for the betterment of patients with serious, unmet healthcare needs.”

Regulatory Update

Earlier this month the Company submitted its first NDA to the FDA for the investigational oral BTK inhibitor, ibrutinib, for two relapsed/refractory B-cell malignancy indications: MCL and CLL/ SLL. With this submission, Pharmacyclics has also requested Priority Review. Pharmacyclics is jointly developing ibrutinib with Janssen.

Further information on the implications of this filing for potential commercialization will be provided subsequent to the FDA rendering a decision on the filing.

Corporate Update

Over the past months Pharmacyclics has steadily advanced the build out of its Sales, Marketing and Medical Affairs Organizations. As of today key executives for these areas and their respective staff have been hired and have been integrated into the Company. In addition Pharmacyclics has hired a total of 62 Sales Representatives for its US territories and is currently on-boarding and training them to be ready in the event the FDA finalizes their review of the most recently filed New Drug Application and award a label. Our partner Janssen already has an oncology sales organization in place.  The Market Access, Marketing, Business Analytics & Informatics and Public Relations organizations have also been established. Together with Janssen, we now have a commercial team with a reach across all US regions that will be launch ready. This is not to be interpreted as an indication of when or if the FDA will provide us a label.

The Medical Affairs Group has also significantly grown, with four specific functional teams now established: Medical Sciences, Medical Communications, Medical Information, Medical Science Liaisons. Pharmacyclics has also hired seasoned professionals to support post marketing safety activities. We have also bolstered our legal affairs team, now consisting of contracts, corporate compliance, intellectual property and corporate legal to protect and advance the corporate mission. Over the past 6 months Pharmacyclics hired a total of 220 employees, and has increased the total headcount to 415 employees as of the end of June.

Recent Developments & Highlights

Two New England Journal of Medicine Publications
In June 2013, The New England Journal of Medicine (NEJM) published results from two Phase II studies of ibrutinib:  PCYC 1104-CA, a Phase II study evaluating  the safety and efficacy of ibrutinib monotherapy in patients with relapsed/refractory MCL; and PCYC 1102-CA, a Phase Ib/II study examining the safety and efficacy of ibrutinib monotherapy for the treatment of patients with relapsed/refractory CLL/ SLL, some of whom had deletion of part of chromosome 17 (del 17p). These data suggested ibrutinib may be effective and generally well-tolerated in patients with relapsed/refractory MCL and in patients with relapsed/refractory CLL/SLL. Both studies were originally presented at the annual meeting of the American Society of Hematology (ASH) in December 2012. Updated results from PCYC 1104-CA were presented at the European Hematology Association (EHA) Annual Meeting in June 2013.

Conferences and Presentations in June 2013
In June, Pharmacyclics and its collaborators presented 5 oral and 6 poster presentations on ibrutinib at three annual conferences: American Society of Clinical Oncology (ASCO), EHA, and the International Conference on Malignant Lymphoma (ICML).  These conferences showcased updated and expanded data in high risk CLL, relapsed or refractory MCL, and relapsed or refractory diffuse large B-cell lymphoma (DLBCL).  Also at these conferences ibrutinib data in two new areas were presented: Waldenstrom’s Macroglobulinemia (WM) and frontline DLBCL in combination with R-CHOP (rituximab, cyclophosphamide, doxorubicin, vincristine, and prednisone). All oral presentations made at these conferences have been filed in Form 8-K’s with the SEC.

Selected Clinical Trials Initiated with Ibrutinib Over the Last 18 Months

CLL/SLL

o
RESONATE™ (PCYC-1112) Phase III study of ibrutinib versus ofatumumab in patients with R/R CLL/SLL. This trial is a randomized, multi-center, open-label Phase III trial of ibrutinib as a monotherapy. The enrollment of 391 patients was completed more than two quarters ahead of schedule in April, 2013. The primary endpoint of this study is to demonstrate a clinically significant improvement in progression-free survival (PFS) when compared to ofatumumab. A pre-defined number of progression events will trigger an interim analysis. Pharmacyclics expects a read out from the interim analysis during Q1 of 2014. If the treatment effect of ibrutinib in comparison to ofatumumab is deemed statistically favorable by an independent review committee, a discussion with the FDA and other health authorities for a potential early filing may take place.

o
RESONATE™-17 (PCYC-1117): Phase II study of ibrutinib in a single-arm, open-label, multi-center trial using ibrutinib as a monotherapy in patients who have deletion 17p and who did not respond to or relapsed after at least one prior treatment (a high unmet need population). The primary endpoint of the study is the overall response rate (ORR). This global study has just completed enrollment more than two quarters ahead of schedule. Pharmacyclics plans to announce top-line data from this study in the first half of 2014.

o
RESONATE™-2 (PCYC-1115): Phase III study of ibrutinib versus chlorambucil in frontline newly diagnosed elderly CLL/SLL patients,. This trial is a randomized, multicenter, open-label study of ibrutinib as a monotherapy versus chlorambucil in patients 65 years or older with treatment naïve CLL/SLL. The study design, which was granted a Special Protocol Assessment (SPA), is designed to demonstrate superiority of ibrutinib with the primary endpoint of PFS when compared to chlorambucil.  The study is currently recruiting and Pharmacyclics plans to enroll 272 patients worldwide, with an enrollment completion target by the end of Q3 of 2014.

o
HELIOS (CLL3001): Phase III study of ibrutinib in combination with bendamustine and rituximab in patients with R/R CLL/SLL. This trial is a randomized, multi-center, double-blinded, placebo-controlled trial of ibrutinib in combination with bendamustine and rituximab versus placebo in combination with bendamustine and rituximab in R/R CLL/SLL patients who received at least one line of prior systemic therapy. The primary endpoint of the study is to demonstrate a clinically significant improvement in PFS when compared to bendamustine and rituximab. This global study, conducted by Janssen, is recruiting and Janssen plans to enroll 580 patients worldwide.

o
NCI STUDY: Phase III study of ibrutinib alone compared to ibrutinib in combination with rituximab or compared to rituximab in combination with bendamustine in treatment naïve older CLL patients. This trial is a randomized trial of ibrutinib in treating patients 65 years or older with previously untreated CLL and is being initiated by the National Cancer Institute (NCI). The primary endpoint of the study is PFS. This study is not yet recruiting and the NCI plans to enroll 523 patients.

MCL

o
SPARK (MCL2001):Phase II study of ibrutinib in patients with R/R MCL who progressed after bortezomib therapy. This is a single-arm, multi-center trial of ibrutinib as a monotherapy in R/R MCL patients who received at least one prior rituximab-containing chemotherapy regimen and who progressed after bortezomib therapy. The primary endpoint of the study is ORR, which is scheduled to be evaluated 6 months from the completion of enrollment.  This global study, conducted by Janssen, has completed enrollment of the planned 110 patients in April 2013.

o
RAY (MCL3001): Phase III study of ibrutinib versus temsirolimus in R/R MCL patients. This trial is a randomized, multi-center, open-label trial of ibrutinib as a monotherapy versus temsirolimus in R/R MCL patients who received at least one prior rituximab-containing chemotherapy regimen. The primary endpoint of the study is PFS. This global study, conducted by Janssen outside the US, is recruiting and Janssen plans to enroll 280 patients.

o
SHINE (MCL3002): Phase III study of ibrutinib in combination with bendamustine and rituximab in elderly patients with newly diagnosed MCL. This trial is a randomized, multi-center, double-blinded, placebo-controlled trial of ibrutinib plus bendamustine and rituximab versus placebo plus bendamustine and rituximab in patients 65 years or older with newly diagnosed MCL. The primary endpoint of the study is PFS. This global study, conducted by Janssen, is recruiting and Janssen plans to enroll 520 patients.

o
MCL4001: A multicenter, open label Expanded Access Program (EAP) for ibrutinib as a monotherapy in relapsed/refractory (R/R) MCL patients has been initiated in the US by Janssen. EAPs are clinical studies allowed under certain circumstances by the FDA. They are designed to provide a mechanism for access to an investigational drug to treat patients with a serious or immediately life-threatening diseases or conditions until the time of an anticipated U.S. marketing approval. Further information about this program can be found on www.clinicaltrials.gov.

DLBCL

o
PCYC-1106: Phase II study of ibrutinib in patients with relapsed or refractory DLBCL. This trial is a multicenter, open-label study designed to assess the activity of ibrutinib in two genetically distinct subtypes of DLBCL, the activated B-cell (ABC) subtype and the germinal center B-cell (GCB) subtype. This trial is active in several US sites and Pharmacyclics has enrolled 70 patients with updated results most recently published at EHA in June 2013. In July a new cohort with ibrutinib dosed at 840mg in patients with non-GCB subtype DLBCL was initiated. This cohort will increase the enrollment target for this study to 125 patients.

o
DBL1002: Phase Ib dose escalating study of ibrutinib in combination with R-CHOP in patients with newly diagnosed CD20 positive B-cell Non Hodgkin Lymphoma (DLBCL, MCL, FL). The purpose of this study is to identify a safe and tolerable dose of ibrutinib in combination with R-CHOP. This global, multi-center study, conducted by Janssen, has been fully accrued with 17 patients and an update on the dose escalating phase of this study was provided at ASCO 2013.With a recommended Phase II dose established, the study has enrolled additional 15 patients with newly diagnosed DLBCL and is currently in the expansion phase.

o
DBL3001: Phase III study of ibrutinib in combination with R-CHOP (rituximab, cyclophosphamide, doxorubicin, vincristine, and prednisone) in patients with newly diagnosed non-germinal center B-cell subtype of DLBCL. This trial is a randomized, multi-center, double-blinded, controlled trial of ibrutinib plus R-CHOP versus R-CHOP in patients with newly diagnosed non-GCB subtype DLBCL. The primary endpoint of the study is to demonstrate a clinically significant improvement in event-free survival when compared to R-CHOP. This global study, conducted by Janssen, is not yet recruiting and Janssen plans to enroll 800 patients worldwide.

FL

o
FLR2002: Phase II study of ibrutinib in patients with R/R follicular lymphoma (FL). This is a multi-center, global study of ibrutinib in patients with chemoimmunotherapy-resistant FL, whose disease has relapsed from at least 2 prior lines of therapy, including at least 1 rituximab combination chemotherapy regimen. The primary endpoint of this study is objective response rate. This global study, conducted by Janssen, is recruiting and Janssen plans to enroll 110 patients.

WM

o
NCI STUDY: Phase II study of ibrutinib in patients with R/R WM. This is a multicenter, open label study with a primary endpoint of ORR and is currently exploring ibrutinib administration at 420 mg in patients with WM who have failed at least 1 prior therapy.  The study will assess the safety and tolerability of ibrutinib as well as progression-free survival. This study is sponsored by the Dana-Farber Cancer Institute and completed enrollment of 63 patients.

MM

o
PCYC-1111: Phase II study of ibrutinib in patients with R/R multiple myeloma (MM). This is a Phase II, multi-center, open-label trial designed to assess the safety and efficacy of ibrutinib single agent and in combination with dexamethasone in patients with R/R MM. This study is conducted by Pharmacyclics and is currently exploring ibrutinib administration at 560 mg in combination with dexamethasone and 840 mg in combination with dexamethasone and 840 mg as a single agent. Pharmacyclics anticipates an update on this program will be provided during the first half of 2014.

Conference Call

The Company will hold a conference call today at 4:30 p.m. EDT. To participate in the conference call, please dial 1-877-303-7908 for domestic callers and 1-678-373-0875 for international callers. To access the live audio broadcast or the subsequent archived recording, log on to http://ir.pharmacyclics.com/events.cfm. To access a replay of the call please dial 1-855-859-2056 domestic callers and 1-404-537-3406 for international callers and use the conference ID number: 23863642.  The archived version of the webcast and conference call will be available for 30 days on the Investor Relations section of the Company’s Web site at http://www.pharmacyclics.com.

About Ibrutinib

Ibrutinib is an investigational agent designed to provide potent and sustained inhibition of an enzyme called Bruton’s tyrosine kinase (BTK). By inhibiting BTK, ibrutinib blocks B-cell receptor signaling. BTK is a key mediator of at least three critical B-cell pro-survival mechanisms occurring in parallel – regulation of apoptosis, adhesion, and cell migration and homing. Through these multiple signals, BTK regulation helps to direct malignant B-cells to lymphoid tissues, thus allowing access to a micro-environment necessary for survival.

The effectiveness of ibrutinib alone or in combination with other treatments is being studied in several B-cell malignancies, including chronic lymphocytic leukemia/small lymphocytic lymphoma, mantle cell lymphoma, diffuse large B-cell lymphoma, follicular lymphoma, Waldenström's macroglobulinemia and multiple myeloma. To date, 7 Phase III trials have been initiated with ibrutinib and a total of 31 trials are currently registered on www.clinicaltrials.gov. Janssen and Pharmacyclics entered into a collaboration and license agreement in December 2011 to co-develop and co-commercialize ibrutinib.

About Pharmacyclics

Pharmacyclics® is a clinical-stage biopharmaceutical company focused on developing and commercializing innovative small-molecule drugs for the treatment of cancer and immune mediated diseases. Our mission and goal is to build a viable biopharmaceutical company that designs, develops and commercializes novel therapies intended to improve quality of life, increase duration of life and resolve serious unmet medical healthcare needs; and to identify promising product candidates based on scientific development and administrational expertise, develop our products in a rapid, cost-efficient manner and pursue commercialization and/or development partners when and where appropriate.

Presently, Pharmacyclics has three product candidates in clinical development and several preclinical molecules in lead optimization. The Company is committed to high standards of ethics, scientific rigor, and operational efficiency as it moves each of these programs to viable commercialization.

Pharmacyclics is headquartered in Sunnyvale, California and is listed on NASDAQ under the symbol PCYC. To learn more about how Pharmacyclics advances science to improve human healthcare visit us at http://www.pharmacyclics.com.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, including operating expenses and other expenses adjusted to exclude certain non-cash expenses. These measures are not in accordance with, or an alternative to, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. The items included in GAAP presentations but excluded for purposes of determining non-GAAP financial measures for the periods presented in this press release are employee related non-cash expenses. The Company believes the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations. When GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. In addition, these non-GAAP financial measures are among those indicators the Company uses as a basis for evaluating operational performance, allocating resources and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical or future non-GAAP financial measures, the Company has also provided corresponding GAAP financial measures for comparative purposes. Reconciliation between certain GAAP and non-GAAP measures is provided below.

NOTE: This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements, among others, relating to our future capital requirements, including our expected liquidity position and timing of the receipt of certain milestone payments, and the sufficiency of our current assets to meet these requirements, our future results of operations, our expectations for and timing of ongoing or future clinical trials and regulatory approvals for any of our product candidates, and our plans, objectives, expectations and intentions. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “goal”, “should”, “would”, “project”, “plan”, “predict”, “intend”, “target” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, expected liquidity or achievements to differ materially from those projected in, or implied by, these forward-looking statements. Factors that may cause such a difference include, without limitation, our need for substantial additional financing and the availability and terms of any such financing, the safety and/or efficacy results of clinical trials of our product candidates, our failure to obtain regulatory approvals or comply with ongoing governmental regulation, our ability to commercialize, manufacture and achieve market acceptance of any of our product candidates, for which we rely heavily on collaboration with third parties, and our ability to protect and enforce our intellectual property rights and to operate without infringing upon the proprietary rights of third parties. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements and no assurance can be given that the actual results will be consistent with these forward-looking statements. For more information about the risks and uncertainties that may affect our results, please see the Risk Factors section of our filings with the Securities and Exchange Commission, including our transition report on Form 10-K for the six month period ended December 31, 2012 and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management's expectations or otherwise, except as may be required by law.

Contact:

Joshua T. Brumm
Executive Vice President, Finance
Phone: 408-215-3311

Ramses Erdtmann
SVP of Investor Relations and Administration
Phone: 408-215-3325

Manisha Pai
Sr. Director Public Relations & Corporate Communications
Phone: 408-215-3720

U.S. Medical Information, Pharmacyclics:
855-ibrutinib [(855)-427-8846]
medinfo@pcyc.com

SOURCE Pharmacyclics, Inc.

Pharmacyclics, Inc.
Condensed Consolidated Balance Sheets
(unaudited; in thousands)

	Jun. 30,	Dec. 31,
	2013	2012
Assets

Cash, cash equivalents and marketable securities 1	$504,984	$317,114
Other current assets 2	48,168	29,378
Total current assets	553,152	346,492
Property and equipment, net	14,217	6,403
Other assets	3,276	2,234
Total assets	$570,645	$355,129

Liabilities and Stockholders' Equity

Deferred revenue - current portion	$7,680	$8,139
Other current liabilities	44,697	21,118
Total current liabilities	52,377	29,257
Deferred revenue - non-current portion	55,605	62,562
Deferred rent	800	784
Total liabilities	108,782	92,603
Stockholders' equity	461,863	262,526
Total liabilities and stockholders' equity	$570,645	$355,129

1 Marketable securities	$10,830	$9,681

2 As of June 30, 2013 and December 31, 2012, Other current assets includes $37.3 million and $26.6 million, respectively, due to the Company from Janssen under the collaboration and license agreement.

Pharmacyclics, Inc.
Condensed Consolidated Statements of Operations
(unaudited; in thousands, except per share data)

	Three Months Ended		Six Months Ended
	Jun. 30,	Jun. 30,	Jun. 30,	Jun. 30,
	2013	2012	2013	2012
Revenue:
License and milestone revenue	$50,000	$-	$50,000	$-
Collaboration services revenue	4,684	2,123	7,530	4,050
Total revenue	54,684	2,123	57,530	4,050
Operating expenses*:
Research and Development	45,300	15,385	81,084	31,213
Less: Excess amounts related to Research and Development	(17,377)	-	(17,377)	-
Research and Development, net	27,923	15,385	63,707	31,213
General and Administrative	17,736	4,220	37,762	8,281
Less: Excess amounts related to General and Administrative	(3,006)	-	(3,006)	-
General and Administrative, net	14,730	4,220	34,756	8,281
Total operating expenses	42,653	19,605	98,463	39,494
Income (loss) from operations	12,031	(17,482)	(40,933)	(35,444)
Interest and other income (expense), net	(23)	47	56	103
Income (loss) before income taxes	12,008	(17,435)	(40,877)	(35,341)
Income tax benefit	343	529	1,317	5,612
Net income (loss)	$12,351	$(16,906)	$(39,560)	$(29,729)

Net income (loss) per share:
Basic	$0.17	$(0.24)	$(0.55)	$(0.43)
Diluted	$0.16	$(0.24)	$(0.55)	$(0.43)
Weighted average shares used to compute
net income (loss) per share:
Basic	72,953	69,081	71,948	68,965
Diluted	77,194	69,081	71,948	68,965

* Includes share-based compensation as follows:
Research and development	$3,760	$1,013	$14,940	$3,708
General and administrative	3,101	835	15,499	1,625
	$6,861	$1,848	$30,439	$5,333

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)
(unaudited; in thousands, except per share data)

	Three Months Ended		Six Months Ended
	Jun. 30,	Jun. 30,	Jun. 30,	Jun. 30,
	2013	2012	2013	2012

GAAP net income (loss)	$12,351	$(16,906)	$(39,560)	$(29,729)
Adjustments:
Research and Development share-based compensation (2)	3,760	1,013	14,940	3,708
General and Administrative share-based compensation (2)	3,101	835	15,499	1,625
	6,861	1,848	30,439	5,333
Non-GAAP net income (loss)	$19,212	$(15,058)	$(9,121)	$(24,396)

GAAP net income (loss) per share - basic	$0.17	$(0.24)	$(0.55)	$(0.43)
Share-based compensation expense	0.09	$0.02	0.42	0.08
Non-GAAP net income (loss) per share - basic	$0.26	$(0.22)	$(0.13)	$(0.35)

GAAP net income (loss) per share - diluted	$0.16	$(0.24)	$(0.55)	$(0.43)
Share-based compensation expense	0.09	0.02	0.42	0.08
Non-GAAP net income (loss) per share - diluted	$0.25	$(0.22)	$(0.13)	$(0.35)

(1)This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our financial statements prepared in accordance with GAAP.
(2)All stock-based compensation was excluded for the non-GAAP analysis.

The non-GAAP net income/loss guidance of near break-even for the full year ending December 31, 2013 does not include projected share-based compensation expense for such period